Exhibit 99.1

7100 Holladay Tyler Road, Suite 300 • Glenn Dale, Maryland 20769 • Tel: 301-352-8800 • Fax: 301-352-8818

TVI Corporation Announces Second-Quarter

2005 Financial Results

Challenging Spending Environment Continues;

Company Withdraws Revenue Guidance for Full-Year 2005

GLENN DALE, MD – August 15, 2005 – TVI Corporation (NASDAQ: TVIN), a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies, today announced its financial results for the second quarter ended June 30, 2005.

Second-Quarter 2005 Results

•	Revenue decreased to $7.6 million from $10.2 million for the second quarter of 2004 and $8.9 million in the first quarter of 2005.

•	Net income was $1.1 million, or $0.03 per diluted share, compared with $1.8 million, or $0.06 per diluted share, reported for the second quarter of 2004, and $1.5 million, or $0.05 per diluted share reported for the first quarter of 2005.

•	Operating income was $1.7 million, compared with $2.7 million for the second quarter of 2004 and $2.4 million in the first quarter of 2005.

•	Cash and short-term investments totaled $15.2 million at June 30, 2005 compared with $13.0 million at December 31, 2004.

Comments on Second-Quarter Results

“TVI’s second-quarter financial performance did not meet our expectations,” said Richard V. Priddy, President and Chief Executive Officer of TVI Corporation. “While we did an excellent job of managing expenses and maintaining our level of profitability, an overall slowdown in purchasing activity among first responder agencies negatively affected our top-line and bottom-line results.

“This slowdown stemmed in part from an ongoing reorganization at the Department of Homeland Security,” said Priddy. “This activity led to the recent announcement by Secretary Michael Chertoff that the Federal Emergency Management Agency, which historically has played a central role in first responder preparedness, will instead focus on disaster response and recovery. Uncertainty related to changes such as these at the federal level has stalled a significant amount of state and local agency purchasing.

“As a consequence, what was already a challenging spending environment early this year has in recent months grown more difficult,” Priddy said. “We continue to believe that our target markets remain well-funded. The Department of Homeland Security has allocated 11 percent of its total fiscal 2005 budget, or approximately $3.6 billion, for first responder equipment and training. This is in addition to a total of more than $10 billion in state grants approved during the past three years. But we expect that, in the near-term, state and local agencies will remain cautious about releasing funds for first responder activities until they receive clearer direction from federal authorities.

“We believe TVI will benefit when our customers in the first responder market become more active in their purchasing,” Priddy said. “In the area of decontamination equipment, we continue to be the top choice among states opting to standardize. We recently announced that Kansas and Missouri had joined the ranks of states that have chosen to standardize on TVI’s platform. Our decontamination equipment has now been selected by 26 states, making TVI the clear leader in this segment.”

TVI Business Outlook

Priddy continued, “We continue to make substantial progress in advancing our new filter canister manufacturing facility. Our technical proposal was accepted by the U.S. military for a large canister contract, and we are moving ahead in the competitive bidding process. On the commercial side of the canister business, we experienced some delays in the approval process with National Institute for Occupational Safety and Health (NIOSH). Due to system integration issues with some components and necessary process enhancements in our manufacturing line, we expect that NIOSH gas testing approval will likely occur late in 2005. We are continuing our discussions with potential OEM customers, and currently have verbal commitments from four OEMs to purchase our filters, pending the approval process. However, we do not expect our canister line to make a significant revenue contribution until 2006.”

“Looking ahead, consistent with our growth strategy we will continue to expand and diversify our product offerings through new product introductions and extensions, partnerships and strategic acquisitions,” Priddy said. “Given the current industry environment and the delays in the filter canister approval process, we are withdrawing the full-year 2005 revenue guidance we provided in our first-quarter 2005 news release. Although our pipeline of pending new business proposals is strong, TVI’s revenue performance for the balance of the year will depend on the timing of actual contract awards and appropriations, which we can not predict at this time. As we have stated previously, we expect TVI to remain profitable and cash flow positive from operations in 2005.”

Conference Call Information

TVI will host a conference call for investors at 10:00 a.m. EDT this morning to discuss the Company’s second-quarter 2005 financial results. To participate in the call, please dial (800) 289-0730 or (913) 981-5509. To listen to the webcast, visit the Company’s website at www.tvicorp.com prior to the event’s broadcast. Interested parties unable to listen to the live call may access an archived version of the call on TVI’s website. The playback will be available on the website for two months.

About TVI Corporation:

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company’s core systems are fabric shelter structures, which employ the Company’s proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF (Identification Friend or Foe) devices, beacons and markers, and decoys.

During the past several years, TVI’s products have expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI’s products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should”, “anticipates”, “believes”, “expects”, “might result”, “estimates” and others. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; expected costs or charges, certain of which may be outside our control; the time and costs involved in the research, development, marketing and promotion for our products; the possible cancellation or non-fulfillment of existing orders or distributor commitments for our products; our ability to respond to product and other changes in the counter-terrorism, military, public safety and first responder communities; adverse changes in governmental regulations; our ability to maintain and manage our growth; difficulties in integrating the operations, technologies and products of any businesses we may acquire; general economic and business conditions; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation

Richard Priddy, President & CEO             (301) 352-8800 x210

Sharon Merrill Associates

Jim Buckley, Executive Vice President     (617) 542-5300

TVI CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX-MONTHS ENDED JUNE 30, 2005 and 2004

(in thousands,except per share data)

(Unaudited)

	Quarter Ended		Year-to-date Period Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
NET SALES	$7,618	$10,238	$16,489	$18,831
COST OF SALES	3,599	5,316	7,761	9,392

GROSS PROFIT	4,019	4,922	8,728	9,439

OPERATING EXPENSES
Selling, general and administrative expenses	2,003	1,944	4,039	3,651
Research and development expenses	287	245	564	468

Total operating expenses	2,290	2,189	4,603	4,119

OPERATING INCOME	1,729	2,733	4,125	5,320
INTEREST AND OTHER INCOME, NET	93	13	132	28

INCOME BEFORE INCOME TAXES	1,822	2,746	4,257	5,348
PROVISION FOR INCOME TAXES	720	931	1,621	1,933

NET INCOME	$1,102	$1,815	$2,636	$3,415

EARNINGS PER COMMON SHARE - BASIC	$0.037	$0.063	$0.088	$0.120

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	30,138	28,729	29,891	28,520

EARNINGS PER COMMON SHARE - DILUTED	$0.035	$0.060	$0.084	$0.113

AVERAGENUMBEROFCOMMONSHARESOUTSTANDING - DILUTED	31,517	30,397	31,311	30,342

TVI CORPORATION

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2005 and DECEMBER 31, 2004

(in thousands, except per share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,214	$13,054
Short-term investments	2,002	0
Accounts receivable less allowance for doubtful accounts	3,757	4,418
Inventories	3,050	1,829
Deferred income taxes	120	227
Other current assets	855	506

Total current assets	22,998	20,034

PROPERTY, PLANT AND EQUIPMENT, NET	2,963	2,506

OTHER ASSETS
Goodwill	554	554
Intangible assets, net	225	148
Other assets	48	48

Total other assets	827	750

TOTAL ASSETS	$26,788	$23,290

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable - trade	$1,202	$1,073
Accrued expenses	2,331	1,857

Total current liabilities	3,533	2,930

TOTAL LIABILITIES	3,533	2,930

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock
$1 par value; 1,200 shares authorized, - 0 - issued and outstanding	0	0
Common stock
$0.01 par value; 98,800 shares authorized, issued and outstanding 30,004 and 29,771 shares in 2005 and 2004, respectively	300	298
Additional paid in capital	14,890	14,633
Retained earnings	8,065	5,429

TOTAL STOCKHOLDERS’ EQUITY	23,255	20,360

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,788	$23,290